Exhibit 17

                                  SQUAR MILNER

Squar, Milner, Reehl    Squar Milner    Squar Milner         4100 Newport Place
& Williamson, LLP       Financial       Corporate Diligence  Third Floor
Certified Public        Services, LLC   Services, GP         Newport Beach, CA
Accountants                                                  92660
and Financial Advisors                                       Phone: 949.222.2999
                                                             Fax:   949.222.2989
                                                             www.squarmilner.com


June 13, 2006


ALISA TAGGART
ACTING PRESIDENT AND CHIEF FINANCIAL OFFICER
RUDY 45
2633 Lincoln Boulevard, Suite 117
Santa Monica, CA 90405


Dear Ms. Taggart:

Effective June 12, 2006, Squar, Milner, Reehl & Williamson, LLP, hereby withdraws as auditors of record of Rudy 45 (the "Company").

The reasons for our resignation are (a) the fact that the Company filed (on March 15, 2006) its January 31, 2006 Form 10-Q without the required pre-filing review by its certifying accountant, without any disclosure to that effect in such filing, and without our knowledge, and (b) the potential impact of the "possible" transaction described in Item 8.01 of the Form 8-K filed by the Company on May 4, 2006 on the Company's audited financial statements for the year ended July 31, 2005. We understand that present and former management currently disagree as to the validity of this possible transaction (it may or may not have in fact occurred, despite the documentation to that effect which recently became available). If the transaction in question exists as now described by current management, it would be material to the Company's July 31, 2005 financial statements; such transaction was not reflected in the previously issued July 31, 2005 audited financial statements of the Company.

We further understand that item "b" above (including the possible effect of the June 7, 2006 letter from former officer/director Harold R. Hunt to you regarding certain representations made by the Company it its Form 8-K filed on June 6,
2006) is presently under review by the Company's securities counsel. When such matter is further investigated, the conclusion may materially impact the fairness or reliability of the Company's July 31, 2005 and subsequent financial statements, and/or cause us to be unwilling to rely on management's representations or to be associated with the Company's financial statements. Because of the matters cited in this paragraph, we hereby withdraw our report relating to the audit of the Company's July 31, 2005 financial statements. Public disclosure should be promptly made to prevent any future reliance on the audit report referenced in the immediately preceding sentence, or on our review of the Company's financial statements for the quarter ended October 31, 2005.

We did not become aware of the Form 10-Q filing referenced in the second paragraph of this letter until late April 2006.

                     -------------------------------------
                  An Independent Member of B K R International

ALISA TAGGART
ACTING PRESIDENT AND CHIEF FINANCIAL OFFICER
RUDY 45
June 13, 2006
Page 2




Except as described below and elsewhere in this letter, during the years ended July 31, 2005 and 2004 and the subsequent period through June 12, 2006, we did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(iv)(A) or (B) of Item 304 of Regulation S-K.

Prior to August 2005, we informed the Company's board of directors about the following material weakness in internal control over financial reporting: the Company did not have sufficient staffing in the financial reporting/accounting department regarding the specialized knowledge and expertise in accounting principles generally accepted in the United States of America ("GAAP") and SEC accounting and financial reporting rules and regulations that are necessary to
(i) prevent errors in financial reporting and related disclosures and (ii) otherwise comply with GAAP and applicable SEC rules and regulations. In response to this situation, the Company engaged Thomas A. Wagner as its chief compliance officer in early September 2005. However, as reported in the Form 8-K filed June 6, 2006, the Company terminated Mr. Wagner effective June 2, 2006; thus, it appears that the aforementioned material weakness in internal control over financial reporting exists as of June 2, 2006.

In our view, the matter described in the immediately preceding paragraph must be reported in the Form 8-K that is required regarding our withdrawal as the Company's independent auditors and the withdrawal of our report relating to the audit of the Company's July 31, 2005 financial statements. Please note that such filing is due on or before June 16, 2006. As you know, we must be provided a copy of such filing so that we can issue the letter required by SEC rules and regulations; the Company must then file such letter within the specified time period.



Sincerely,

/s/Squar, Milner, Reehl & Williamson, LLP
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SQUAR, MILNER, REEHL & WILLIAMSON, LLP